Exhibit 99.1

FOR IMMEDIATE RELEASE                                                                     Contact: Paul Knopick

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ITRONICS 2011 FIRST HALF REVENUES INCREASE 9 PERCENT

Silver Sales Up 52 Percent; Fertilizer Sales Up 4 Percent

Auric Project Increasing in Scope

RENO, Nevada, July 14, 2011 -- Itronics Inc. (OTC: ITRO) reported today that total Revenues for the first half of 2011 increased by 9 percent to $1,906,000 from $1,748,000 in 2010. First half GOLD’n GRO Fertilizer Revenue increased 4 percent and Silver Revenue increased 52 percent due to higher silver prices.

GOLD’n GRO fertilizer sales in the second quarter were flat compared to the 2010 second quarter due to unseasonably cool weather in California’s central valley and coastal areas, the Company’s primary fertilizer market. Silver sales were up 34 percent in the second quarter compared to the same period in 2010 because of higher prices.

The average silver price per troy ounce in the first half of 2011 was $36.40, up from $21.62 per troy ounce in the first half 2010, a 68 percent increase.

"Silver output is directly related to production of base liquids for fertilizer manufacturing. Because of this, silver production for the balance of 2011 will be directly dependent upon the level of GOLD’n GRO fertilizer sales volumes. Historically high silver prices are expected to continue to contribute to a solid increase in silver revenues. The silver captured by Itronics is recovered from spent photo liquids, an award winning environmentally ‘Green’ and beneficial process. The de-silvered photo liquids are converted to base liquids for use in manufacturing the environmentally beneficial line of GOLD’n GRO liquid fertilizers," said Dr. John Whitney, Itronics President.

Unaudited Revenues for the second quarter, and first half ended June 30, 2011 together with comparative figures for 2010 are presented below:

ITRONICS INC.

	For the Quarter		For the 6 Months
	Ended June 30		Ended June 30
	2011	2010	2011	2010
REVENUE
Fertilizer	$1,117,128	$ 1,120,347	$ 1,536,419	$ 1,476,596
Silver	$ 259,170	$ 193,188	$ 330,132	$ 217,084
Photo Services	$ 17,768	$ 27,259	$ 38,466	$ 50,807
Mining Technical Services	$ 433	$ 633	$ 801	$ 3,163
Total Revenues	$1,394,499	$ 1,341,427	$ 1,905,818	$ 1,747,650

***More***

7-14-11 Itronics Inc. Press Release, "First Half Revenues Increase 9 Percent; Silver Up 52%

In the first half of 2011 Auric Gold & Minerals, Inc received expressions of interest in its Fulstone Project Iron Oxide Copper Gold project in the Yerington Mining District in Nevada from three of the worlds largest copper mining companies, which are being followed up. In the second quarter Auric began a new phase of claim staking at the Fulstone Project which is expanding the project area by more than 45 percent to more than 8,400 acres, up from approximately 5,780 acres. This phase of claim staking is nearly complete. Whitney & Whitney, Inc., Itronics wholly-owned mining & technical services subsidiary, currently owns more than 63 percent of Auric.

About Itronics

Headquartered in Reno, Nevada, Itronics Inc. produces GOLD'n GRO liquid fertilizers and silver bullion. Itronics, through its wholly-owned subsidiary Whitney & Whitney, Inc. is developing environmentally compatible mining technology, is now providing project planning and technical services to its mining affiliate Auric Gold & Minerals, Inc., and operates the popular InsideMetals.com web site: http://www.insidemetals.com, which provides a value-added WORLD VIEW of Gold Producer Stocks, Mineral Producer Stocks, Junior Gold Stocks, and Junior Mineral Stocks.

VISIT OUR WEB SITE: http://www.itronics.com

("Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This press release contains or may contain forward-looking statements. The Company's business is subject to significant risks and uncertainties, including those more fully described in the Company's filings with the Securities and Exchange Commission. The Company assumes no obligation to update any forward-looking statements to reflect actual results, changes in risks, uncertainties or assumptions underlying or affecting such statements, or for prospective events that may have a retroactive effect.)